Microsoft Word 10.0.2627;UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
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                         Commission File Number: 0-26094
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                           SOS Staffing Services, Inc.
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             (Exact name of registrant as specified in its charter)

                 1415 South Main Street, Salt Lake City, UT 84115 (801) 484-4400
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  (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                          Common Stock, $.002 par value
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            (Title of each class of securities covered by this Form)

                                      None
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains) Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i) [X]              Rule 12h-3(b)(1)(i) [ ]
            Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(1)(ii) [ ]
             Rule 12g-4(a)(2)(i) [ ]              Rule 12h-3(b)(2)(i) [ ]
            Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii) [ ]
                                                           Rule 15d-6 [ ]

Approximate number of holders of record
as of the certification or notice date:                            1
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Pursuant to the  requirements  of the  Securities  Exchange Act of 1934 (Name of
registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    November 4, 2003      By:        /s/ Joann W. Wagner
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                                          Joann W. Wagner, Chairman, President
                                          and Chief Executive Officer

INSTRUCTION: This form is required by Rules 12g-4 , 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 . The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.